Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined consolidated financial information presents the combination of the historical consolidated financial statements of Era and the historical consolidated financial statements of Bristow, after giving effect to the transactions contemplated by the Agreement and Plan of Merger, as amended (“Merger Agreement”) by and among Era Group Inc. (“Era”), Ruby Redux Merger Sub, Inc., a wholly owned subsidiary of Era (“Merger Sub”), and Bristow Group Inc. (“Bristow”), pursuant to which Merger Sub will merge with and into Bristow, with Bristow continuing as the surviving corporation and a direct wholly owned subsidiary of Era (the “Merger”), as further described in Note 1 of this “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”, and Bristow’s reorganization and emergence from the Chapter 11 Cases, as further described in Note 8, and the Reverse Stock Split, pursuant to which the issued and outstanding shares of Era Common Stock, immediately prior to the closing of the Merger, were consolidated at a ratio of one share for every three shares outstanding (the “Reverse Stock Split” and, collectively, the “Transactions”). The Merger transaction was structured as a reverse triangular merger with Bristow merging into Merger Sub but Bristow was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other considerations including that: (i) immediately following completion of the Merger, pre-Merger holders of Bristow Common Stock own 77% of the outstanding shares of Combined Company Common Stock and pre-Merger holders of Era Common Stock own 23% of the outstanding shares of Combined Company Common Stock and (ii) the board of directors of the Combined Company will initially consist of eight directors, including six Bristow designees. The Merger has been accounted for under the acquisition method of accounting under GAAP.  Under the acquisition method of accounting for the purposes of the unaudited pro forma condensed combined financial information, management of Bristow and Era have determined a preliminary estimated purchase price for Era, as described in Note 5.  Era’s net tangible and intangible assets acquired, and liabilities assumed in connection with the Merger, were recorded at their acquisition date fair values.  Any excess of the fair value of Era’s identified net assets acquired over the estimated purchase price is recognized as a gain on bargain purchase.

Upon consummation of the Merger, Era changed its name to Bristow Group Inc., however unless otherwise noted herein, references to “Era” are to the entity named Era Group Inc. prior to the Merger and references to “Bristow” are to the entity named Bristow Group Inc. prior to the Merger. References to the “Combined Company” refer to the combined Era and Bristow after giving effect to the Merger.

Pro Forma Information

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2020 is presented as if the Merger took place on March 31, 2020 and combines the historical balance sheets of Bristow and Era as of such date.

The unaudited pro forma condensed combined consolidated statement of operations for the twelve-months ended March 31, 2020 combines the historical consolidated financial information of Era and Bristow and is presented as if the Transactions occurred on March 31, 2019.   Historically, Era had a December 31 year end. To calculate Era’s historical consolidated statement of operations for twelve-months ended March 31, 2020, Era’s management deducted Era’s results of operations for its first quarter ended March 31, 2019 from its results of operations for twelve-months ended December 31, 2019 and added Era’s results of operations for its first quarter ended March 31, 2020. See Notes 6 and 7 to the unaudited pro forma condensed combined consolidated financial information.

In the opinion of management, the pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated financial information are based on events that are (i) directly attributable to each of the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on the Combined Company’s results. The pro forma adjustments are based upon currently available information and certain assumptions and adjustments that management believes are reasonable as described in the accompanying notes.  The unaudited pro forma condensed combined consolidated financial information is presented for informational purposes only and is not intended to present or be indicative of what the results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operations and financial position. The unaudited pro forma condensed combined consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies, or other savings or expenses  that may result from the Merger.

The unaudited pro forma condensed combined consolidated financial information was based on and should be read in conjunction with Era’s and Bristow’s historical financial statements referenced below:

•
Era’s unaudited consolidated historical financial statements and related notes as of March 31, 2020 and for the quarters ended March 31, 2019 and 2020, included in Era’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and March 31, 2020, and Era’s audited consolidated historical financial statements for the year ended December 31, 2019, included in Era’s Annual Report on Form 10-K for the year ended December 31, 2019, and

•
Bristow’s audited condensed consolidated historical financial statements and related notes as of March 31, 2020 and for the five months ended March 31, 2020 (Successor) and seven months ended October 31, 2019 (Predecessor).

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of March 31, 2020
(in thousands)

	Bristow	Era (1)	Pro Forma Merger Adjustments		Pro Forma Combined

Current assets:
Cash and cash equivalents	$196,662	$113,518	-		$310,180
Restricted cash	2,459	-	-		2,459
Accounts receivable from non-affiliates	166,038	42,015	-		208,053
Accounts receivable from affiliates	14,645	-	-		14,645
Assets held for sale	32,401	-	-		32,401
Prepaid expenses and other current assets	29,527	18,418	-		47,945
Inventories	82,419	19,941	(10,968	)(a)	91,392
Total current assets	524,151	193,892	(10,968)		707,075

Investment in unconsolidated affiliates	110,058	-	-		110,058
Property and equipment - at cost:
Land and buildings	160,069	-	15,759		175,828
Aircraft and equipment	741,245	893,585	(697,092)		937,738
	901,314	893,585	(681,333)		1,113,566
Less – Accumulated depreciation and amortization	(24,560)	(345,457)	345,457		(24,560)
	876,754	548,128	(335,876	)(b)	1,089,006
Right-of-use assets	305,962	8,672	-		314,634
Intangible assets	-	-	-		-
Goodwill	-	-	-		-
Other assets	128,336	1,818	12,211	(c)	142,365
Total assets	$1,945,261	$752,510	$(334,633)		$2,363,138

Current liabilities:
Accounts payable	$52,110	10,986	19,345	(d)	82,441
Accrued wages, benefits and related taxes	42,852	6,565	-		49,417
Income taxes payable	1,743	2,297	-		4,040
Other accrued taxes	4,583	-	-		4,583
Deferred revenue	12,053	204	-		12,257
Accrued maintenance and repairs	31,072	1,489	-		32,561
Accrued interest	832	3,309	-		4,141
Current portion of operating lease liabilities	81,484	1,722	-		83,206
Other accrued liabilities	25,510	3,624	-		29,134
Short-term borrowings and current maturities of long-term debt	45,739	17,901	-		63,640
Total current liabilities	297,978	48,097	19,345		365,420
Long-term debt, less current maturities	515,385	142,004	2,084	(e)	659,473
Accrued pension liabilities	17,855	-	-		17,855
Preferred stock embedded derivative	286,182	-	(286,182	)(f)	-
Other liabilities and deferred credits	4,490	920	-		5,410
Deferred taxes	22,775	101,984	(72,004	)(g)	52,755
Long-term operating lease liabilities	224,595	7,103	-		231,698

Commitments and contingencies

Mezzanine equity preferred stock	149,785	-	(149,785	)(f)	-
Redeemable noncontrolling interest	-	2,752	-		2,752

Stockholders’ investment:
Common stock	1	230	82	(h)	313
Additional paid-in capital	295,897	452,701	91,294	(i)	839,892
Retained earnings	139,228	7,463	49,789	(j)	196,480
Accumulated other comprehensive loss	(8,641)	-	-		(8,641)
Treasury shares, at cost	-	(10,744)	10,744	(k)	-
Total stockholders’ investment before noncontrolling interests	426,485	449,650	151,909		1,028,044

Noncontrolling interests	(269)	-	-		(269)
Total stockholders’ investment	426,216	449,650	151,909		1,027,775
Total liabilities, mezzanine equity and stockholders’ investment	$1,945,261	$752,510	$(334,633)		$2,363,138

(1)	Refer to Note 4 for reconciliation to Era’s historical as reported presentation.

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Twelve Months Ended March 31, 2020
(in thousands)

	Bristow (1)	Era (2)	Pro Forma Merger Adjustments		Pro Forma Combined

Gross revenue:
Operating revenue from non-affiliates	$1,135,426	$229,493	$-		$1,364,919
Operating revenue from affiliates	52,275	-	-		52,275
Reimbursable revenue from non-affiliates	52,342	2,329	-		54,671
	1,240,043	231,822	-		1,471,865
Operating expense:
Direct cost	944,290	154,085	-		1,098,375
Reimbursable expense	50,706	2,271	-		52,977
Depreciation and amortization	68,389	37,676	(12,398	)(a)	93,667
General and administrative	161,569	42,148	(7,411	)(b)	196,306
	1,224,954	236,180	(19,809)		1,441,325

Loss on impairment	(71,692)	(2,551)	-		(74,243)
Gain (loss) on disposal of assets	(4,219)	3,747	-		(472)
Earnings from unconsolidated affiliates, net of losses	13,851	-	-		13,851

Operating income (loss)	(46,971)	(3,162)	19,809		(30,324)

Interest expense, net	(125,563)	(10,368)	-		(135,931)
Loss on sale of subsidiaries	(55,883)	-	-		(55,883)
Gain on sale of equity investment	-	10,910	-		10,910
Fair value of embedded derivative	184,140	-	-		184,140
Other expense, net	(13,457)	(2,639)	-		(16,096)
Loss before benefit (provision) for income taxes	(57,734)	(5,259)	19,809		(43,184)
Provision for income taxes	(94,224)	(26)	-		(94,250)
Net loss	(151,958)	(5,285)	19,809		(137,434)
Net (income) loss attributable to noncontrolling interests	(56)	406	-		350
Net loss attributable to Bristow Group	$(152,014)	$(4,879)	$19,809		$(137,084)

Loss per common share:
Basic EPS	$(15.82)	$(0.70)			$(4.38)
Diluted EPS	$(16.38)	$(0.70)			$(4.38)

Weighted average number of shares outstanding:
Basic	11,235,541	6,948,367			31,266,771 (c)
Diluted	20,527,747	6,948,367			31,266,771 (c)

(1)	Refer to Note 8 for reconciliation to Bristow’s historical as reported presentation
(2)	Refer to Note 4 for reconciliation to Era’s historical as reported presentation.

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

Note 1 – Description of the Transactions

On January 23, 2020 Era entered into the Merger Agreement, pursuant to which a wholly owned subsidiary of Era would merge with and into Bristow, with Bristow continuing as the surviving corporation and direct wholly owned subsidiary of Era. The Merger closed on June 11, 2020. Following the Merger, Era changed its name to Bristow Group Inc., and its common stock remains listed on the NYSE, but under the new ticker symbol “VTOL”. Immediately following the completion of the Merger, pre-Merger holders of Bristow Common Stock (including pre-Merger holders of Bristow Preferred Stock) own 77% of the outstanding shares of the Combined Company Common Stock and pre-Merger holders of Era Common Stock own 23% of the outstanding shares of Combined Company Common Stock.

Note 2 – Basis of Presentation

The accompanying unaudited pro forma condensed combined consolidated financial information is prepared in accordance with Article 11 Regulation S-X and is intended to reflect the impact of both the Merger and Bristow’s emergence from bankruptcy on Bristow’s historical consolidated financial statements.  The presentation of the unaudited pro forma balance sheet and statement of operations are based on the historical financial statements of the Combined Company.

The pro forma adjustments that are described in these notes are included only to the extent they are (i) directly attributable to the transactions described above, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the consolidated results of Bristow.

The unaudited pro forma condensed combined consolidated financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions from those to prepare the pro forma adjustments resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires the determination of the accounting acquirer, the acquisition date, the fair value of assets and liabilities of the acquired and the resulting measurement of goodwill or gain on bargain purchase. Bristow has been identified as the acquirer for accounting purposes.  As a result, Bristow has recorded the business combination in its financial statements and applied the acquisition method of accounting to account for Era’s assets and liabilities acquired. Applying the acquisition method of accounting includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording a gain on bargain purchase for the excess of the net aggregate fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred. For purposes of the unaudited pro forma condensed combined consolidated financial information, the fair values of Era’s identifiable assets acquired, and liabilities assumed were based on preliminary estimates.  The final determination of the fair values of assets acquired and liabilities assumed could result in material changes to the amounts presented in the unaudited pro forma condensed combined consolidated financial information and future results of operations and financial position.

Refer to Note 8 for additional information regarding Bristow’s presentation.

Note 3 – Conforming Accounting Policies

During the preparation of the unaudited pro forma condensed combined consolidated financial information, Era performed an initial review of the accounting policies of Bristow to determine if differences in accounting policies require reclassification or adjustment.

Based on that initial review, Era does not believe there are any material differences between the accounting policies of the two companies, other than certain reclassifications necessary to conform to Bristow’s financial statement presentation.  These reclassifications are described in Note 4 below.  When management completes its final review of Bristow’s accounting policies, additional differences may be identified that, when conformed, could have had a material impact on the unaudited pro forma condensed combined consolidated financial information.

Note 4 – Era’s Fiscal Year Presentation and Reclassifications

Presentation Adjustments

Era has historically prepared its combined consolidated financial statements on the basis of a fiscal year ending December 31. Upon completion of the Merger, Era changed its fiscal year end to March 31 to conform to the year end utilized by Bristow. Era’s historical combined consolidated financial statements have been aligned to conform with Bristow’s fiscal year ending March 31, 2020.

Era’s statement of operations for the twelve-months ended March 31, 2020 was presented after giving effect to the Reverse Stock Split and was calculated as follows:

	Twelve Months Ended December 31, 2019	Deduct: Three Months Ended March 31, 2019	Add: Three Months Ended March 31, 2020	Twelve Months Ended March 31, 2020

Revenue:
Operating revenues	$210,035	$47,830	$53,980	$216,185
Dry-leasing revenues	16,024	3,463	3,076	15,637
Total revenues	226,059	51,293	57,056	231,822

Costs and expenses:
Operating	154,546	36,696	38,506	156,356
Administrative and general	38,278	8,875	12,745	42,148
Depreciation and amortization	37,619	9,450	9,507	37,676
Total costs and expenses	230,443	55,021	60,758	236,180

Gains (losses) on asset dispositions	3,657	(124)	(34)	3,747
Loss on impairment	(2,551)	-	-	(2,551)

Operating loss	(3,278)	(3,852)	(3,736)	(3,162)

Other income (expense):
Interest income	3,487	752	749	3,484
Interest expense	(13,874)	(3,461)	(3,439)	(13,852)
Loss on sale of investments	(569)	-	-	(569)
Foreign currency losses	(472)	(126)	(1,704)	(2,050)
Loss on debt extinguishment	(13)	-	-	(13)
Other, net	(28)	(11)	10	(7)
Total other income (expense)	(11,469)	(2,846)	(4,384)	(13,007)
Loss before income tax expense and equity earnings	(14,747)	(6,698)	(8,120)	(16,169)
Total income tax expense (benefit)	(731)	(1,588)	(831)	26
Loss before equity earnings	(14,016)	(5,110)	(7,289)	(16,195)
Equity earnings (losses), net of tax	9,935	(975)	-	10,910
Net loss	(4,081)	(6,085)	(7,289)	(5,285)
Net loss attributable to noncontrolling interest in subsidiaries	488	142	60	406
Net income (loss) attributable to Era Group Inc.	$(3,593)	$(5,943)	$(7,229)	$(4,879)

Earnings (loss) per common share:
Basic:	$(0.51)	$(0.84)	$(1.05)	$(0.70)
Diluted:	$(0.51)	$(0.84)	$(1.05)	$(0.70)

Basic Shares Outstanding	7,003,121	7,107,771	6,900,890	6,948,367
Diluted Shares Outstanding	7,003,572	7,107,771	6,900,890	6,948,367

Reclassifications

Certain reclassification adjustments have been made to conform Era’s financial statement presentation to that of Bristow’s as indicated in the tables below.

a)	The reclassification adjustments to conform Era’s balance sheet presentation to that of Bristow’s balance sheet presentation has no impact on net assets and are summarized below:

Era Group Inc.
Consolidated Balance Sheet
      (in thousands, except share amounts)

	March 31, 2020
	Historical Era	Reclassifications to Bristow Presentation	Historical Era As Presented

Current assets:
Cash and cash equivalents	$113,518	$-	$113,518
Accounts receivable from non-affiliates	-	42,015	42,015
Trade, operating, net of allowance for doubtful accounts	34,102	(34,102)	-
Trade, dry-leasing	5,754	(5,754)	-
Tax receivables	2,159	(2,159)	-
Other	15,006	(15,006)	-
Prepaid expenses and other current assets	-	18,418	18,418
Prepaid expenses	3,412	(3,412)	-
Inventories	19,941	-	19,941
Total current assets	193,892	-	193,892

Property and equipment - at cost:
Land and buildings	-	-	-
Aircraft and equipment	-	893,585	893,585
Helicopters	893,585	(893,585)	-
Machinery, equipment and spares	-	-	-
Construction in progress	-	-	-
Buildings and leasehold improvements	-	-	-
Furniture, fixtures, vehicles and other	-	-	-
	893,585	-	893,585
Less – Accumulated depreciation and amortization	(345,457)	-	(345,457)
	548,128	-	548,128
Right-of-use assets	-	8,672	8,672
Operating lease right-of-use	8,672	(8,672)	-
Intangible assets	92	(92)	-
Other assets	1,726	92	1,818
Total assets	$752,510	$-	$752,510

Current liabilities:
Accounts payable	$-	$10,986	$10,986
Accrued wages, benefits and related taxes	-	6,565	6,565
Income taxes payable	-	2,297	2,297
Other accrued taxes	-	-	-
Deferred revenue	-	204	204
Accrued maintenance and repairs	-	1,489	1,489
Accrued interest	3,309	-	3,309
Current portion of operating lease liabilities	-	1,722	1,722
Other accrued liabilities	-	3,624	3,624
Short-term borrowings and current maturities of long-term debt	-	17,901	17,901
Accounts payable and accrued expenses	12,475	(12,475)	-
Accrued wages and benefits	6,565	(6,565)	-
Accrued income taxes	2,297	(2,297)	-
Accrued other taxes	1,539	(1,539)	-
Accrued contingencies	701	(701)	-
Current portion of long-term debt	17,901	(17,901)	-
Other current liabilities	3,310	(3,310)	-
Total current liabilities	48,097	-	48,097
Long-term debt, less current maturities	142,004	-	142,004
Operating lease liabilities	7,103	(7,103)	-
Other liabilities and deferred credits	-	920	920
Deferred taxes	101,984	-	101,984
Long-term operating lease liabilities	-	7,103	7,103
Deferred gains and other liabilities	920	(920)	-

Redeemable noncontrolling interest	2,752	-	2,752

Stockholders’ investment:
Common stock	230	-	230
Additional paid-in capital	452,701	-	452,701
Retained earnings	7,463	-	7,463
Accumulated other comprehensive loss	-	-	-
Treasury shares, at cost	(10,744)	-	(10,744)
Total stockholders’ investment	449,650	-	449,650
Total liabilities and stockholders’ investment	$752,510	$-	$752,510

b)	The reclassification adjustments to conform Era’s statement of operations presentation to that of Bristow have no impact on net loss and are summarized below:

Era Group Inc.
Consolidated Statement of Operations
(in thousands)

	Year Ended March 31, 2020
	Historical Era	Reclassifications to Bristow Presentation	Historical Era As Presented

Gross revenue:
Operating revenue from non-affiliates	$-	$229,493	$229,493
Reimbursable revenue from non-affiliates	-	2,329	2,329
Operating revenues	216,185	(216,185)	-
Dry-leasing revenues	15,637	(15,637)	-
	231,822	-	231,822
Operating expense:
Direct cost	-	154,085	154,085
Reimbursable expense	-	2,271	2,271
Depreciation and amortization	37,676	-	37,676
General and administrative	42,148	-	42,148
Operating	156,356	(156,356)	-
	236,180	-	236,180

Loss on impairment	(2,551)	-	(2,551)
Gain (loss) on disposal of assets	3,747	-	3,747

Operating income (loss)	(3,162)	-	(3,162)

Interest expense, net	-	(10,368)	(10,368)
Interest income	3,484	(3,484)	-
Interest expense	(13,852)	13,852	-
Gain on sale of equity investment	-	10,910	10,910
Loss on sale of investments	(569)	569	-
Foreign currency gains (losses), net	(2,050)	2,050	-
Gain on debt extinguishment	(13)	13	-
Other expense, net	(7)	(2,632)	(2,639)
Income (loss) before benefit (provision) for income taxes and equity earnings	(16,169)	10,910	(5,259)
Benefit (provision) for income taxes	(26)	-	(26)
Net loss (before equity earnings)	(16,195)	10,910	(5,285)
Equity earnings, net of tax	10,910	(10,910)	-
Net loss	(5,285)	-	(5,285)
Net (income) loss attributable to noncontrolling interests	406	-	406
Net loss attributable to Era Group	$(4,879)	$-	$(4,879)

Note 5 – Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The estimated preliminary purchase price for the Merger (giving effect to the Reverse Stock Split) is calculated as follows (in thousands):

Preliminary estimated purchase price
Estimated fair value of Era stock prior to Merger (i)	$106,440
Estimated fair value of accelerated Era restricted stock awards (ii)	1,900
Estimated preliminary purchase price	$108,340

i.
Represents the estimated fair value of Common Stock in the Combined Company to be retained by Era Common Stockholders. The estimated preliminary purchase price was determined using the closing price of Era Common Stock (implied value of $15.48 per share) on June 11, 2020 (after giving effect to the Reverse Stock Split), the most recent date practicable prior to the preparation of this Current Report and is calculated based on the total number of shares of Era Common Stock outstanding as of June 11, 2020 after giving effect to the Reverse Stock Split of 6,875,945 shares. The estimated fair value does not reflect the share repurchase that occurred subsequent to balance sheet date as it was not directly attributable to the Merger.

ii.
Represents the estimated fair value of Era restricted stock awards. Pursuant to the terms of Era’s 2012 Share Incentive Plan and the applicable award agreements, stock options and restricted stock awards that were granted prior to January 22, 2020 will automatically vest upon the consummation of the transaction. No value was prescribed to stock options, as these awards have not been exercised due to Era’s stock price. As of March 31, 2020, the number of Era’s unvested restricted stock awards that will vest as part of Merger after giving effect to the Reverse Stock Split was estimated to be 122,712 shares.

The following summarizes the preliminary allocation of purchase consideration to the net assets acquired by Bristow as if the Merger had been completed on March 31, 2020.

Preliminary purchase consideration:
Estimated purchase price	$108,340

Assets acquired:
Cash and cash equivalents	113,518
Accounts receivable from non-affiliates	42,015
Prepaid expenses and other current assets	18,418
Inventories	8,973
Property and equipment	212,252
Right-of-use assets	8,672
Other assets	14,029
Total assets acquired	$417,877
Liabilities assumed:
Accounts payable	20,797
Accrued wages, benefits and related taxes	6,565
Income taxes payable	2,297
Deferred revenue	204
Accrued maintenance and repairs	1,489
Accrued interest	3,309
Current portion of operating lease liabilities	1,722
Other accrued liabilities	3,624
Long-term operating lease liabilities	7,103
Deferred gains and other liabilities	920
Long-term debt	161,989
Deferred taxes	29,980
Redeemable noncontrolling interest	2,752
Total liabilities and reedemable noncontrolling interest assumed	$242,751

Net assets acquired, excluding goodwill	175,126

Gain on bargain purchase	$(66,786)

The combination resulted in a gain on bargain purchase because the estimated fair value of the identifiable net assets acquired exceeded the purchase consideration by $66.8 million. The allocation of estimated purchase price is preliminary as the purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses are performed. The purchase price allocation will remain preliminary until management determines the fair values of assets acquired and liabilities assumed. The final determination of purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Closing Date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Note 6 – Balance Sheet Adjustments related to the Merger

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet are as follows:

a)	The adjustment in Inventories represents an adjustment of $11.0 million to decrease the value of Era’s inventory to its preliminary fair value.

b)
Represents the preliminary fair value adjustment to decrease the value of Era’s Property and Equipment, net acquired from its historical book value of $548.1 million to its preliminary fair value of $212.3 million.

Asset Class	Estimated Preliminary Fair Value
Helicopters	$170,055
Machinery, equipment and spares	22,461
Construction in progress	2,868
Buildings and leasehold improvements	15,759
Furniture, fixtures, vehicles and other	1,109
Estimated fair value of property and equipment	$212,252
Book value of property and equipment, net	548,128
Net adjustment to property and equipment, net	$(335,876)

c)
The adjustment to Other Assets reflects the (i) the recognition of preliminary fair value associated with Power-by-the-Hour (“PBH”) maintenance contracts acquired of $13.7 million, (ii) the elimination of debt issuance costs of $0.6 million related to Era’s revolving credit facility because the asset has no economic value, and (iii) the elimination of deferred costs related to PBH maintenance contracts of $0.8 million.

d)
The adjustment to Accounts Payable represents estimated transaction costs for legal and professional fees and severance costs to be paid in connection with the business combination of $9.5 million and $9.8 million by the Combined Company.

e)	To reflect the elimination of unamortized debt issuance costs of $1.2 million and unamortized debt discount of $0.9 million related to Era’s 7.750% Senior Notes.

f)	To reflect the conversion of Bristow’s Preferred Stock into shares of Bristow Common Stock.

g)
The adjustment to Deferred Taxes reflects a decrease in deferred tax liabilities of $72.0 million based on the preliminary fair value adjustments discussed above. Preliminary deferred taxes have been estimated based on a tax rate of 21%.

h)	To reflect the net adjustment to Common Stock, as follows (in thousands):

Post-Merger common stock, at par (includes preferred stock conversion)	$311
Elimination of Era historical common stock	(230)
Acceleration of Era’s restricted stock awards	1
Net adjustments to Common stock	$82

i)	To reflect the net adjustment to Additional Paid-in Capital, as follows (in thousands):

Estimated preliminary purchase price of additional paid-in capital	$106,197
Preferred stock conversion	435,899
Reclass of Era historical treasury stock to additional paid-in capital	(10,744)
Elimination of Era historical additional paid-in capital	(452,701)
Elimination of Era historical treasury stock	10,744
Acceleration of Era’s restricted stock awards	1,899
Net adjustments to Additional paid-in capital	$91,294

j)	To reflect the net adjustment to Retained Earnings, as follows (in thousands):

Elimination of Era historical retained earnings	$3,713
Elimination of estimated transaction costs	(19,345)
Elimination of PBH deferred costs	(783)
Elimination of revolver unamortized debt issuance costs	(582)
Gain on bargain purchase	66,786
Net adjustment to Retained earnings	$49,789

k)	To reflect the elimination of Era’s historical Treasury Shares.

Note 7 – Statement of Operations Adjustments related to the Merger

a)
The adjustment to Depreciation and Amortization expense reflects (i) the removal of historical depreciation and amortization of $37.7 million and (ii) the addition of depreciation and amortization expense of $22.2 million based on the estimated preliminary fair values of the Land and Buildings and Aircraft and Equipment with estimated useful lives denoted in the table below, and incremental amortization of $3.1 million based on the estimated preliminary fair value of PBH maintenance contracts described in Note 6. The average remaining useful life of the PBH maintenance contracts is approximately 3 years.

Asset Class	Estimated Remaining Useful Life (in years)
Helicopters	2 - 28
Machinery, equipment and spares	1 - 3
Construction in progress
Buildings and leasehold improvements	2 - 4
Furniture, fixtures, vehicles and other	1

b)
Reflects the removal of $2.4 million and $5.0 million of legal and professional transaction costs incurred through year-end March 31, 2020 by Bristow and Era, respectively, in connection with the Merger.

c)
The unaudited pro forma condensed combined consolidated basic and diluted net loss per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the Reverse Stock Split and the Merger. The historical basic and diluted weighted average shares of Bristow are assumed to be replaced by the shares expected to be issued by Era to effect the Merger, as follows (in thousands, except per share amounts):

Twelve Months Ended March 31, 2020
Pro forma weighted average shares (Basic)
Historical weighted average Era shares outstanding (i)	6,948
Acceleration of Era’s restricted stock awards (ii)	123
Newly issued shares of Era to Bristow	24,196
Acceleration of Era’s stock options (iii)	-
Pro forma weighted average shares (Basic)	31,267

Pro forma weighted average shares (Diluted)
Historical weighted average Era shares outstanding	6,948
Acceleration of Era’s restricted stock awards (i)	123
Newly issued shares of Era to Bristow	24,196
Acceleration of Era’s stock options (ii)	-
Pro forma weighted average shares (Diluted)	31,267

Pro forma basic net loss per share
Pro forma net loss	$(137,084)
Pro forma weighted average shares (basic)	31,267
Pro forma basic net loss per share	$(4.38)

Pro forma diluted net loss per share
Pro forma net loss	$(137,084)
Pro forma weighted average shares (diluted)	31,267
Pro forma diluted net loss per share	$(4.38)

(i) Historical Era shares outstanding and shares issued reflects the impact of the Reverse Stock Split.

(ii) Unvested restricted stock awards as of March 31, 2020, after giving effect to the Reverse Stock Split. Restricted stock awards will vest upon the close of the Merger and are included in pro forma basic EPS.

(iii) All Era stock options are fully vested but are out-of-the-money and they will not be exercised. The impact of the vested stock options was not included in the computation of basic or diluted pro forma weighted average shares because the effect would have been antidilutive due to the net loss.

Note 8 – Bristow’s Adjustments related to the Adoption of Fresh-start Accounting

On October 31, 2019, the Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and its Debtor Affiliates pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan of Reorganization”) became effective and Bristow emerged from bankruptcy. Upon emergence from bankruptcy, Bristow adopted fresh-start accounting in accordance with provisions of ASC 852, Reorganizations (“ASC 852”) which resulted in Bristow becoming a new entity for financial reporting purposes. Upon the adoption of fresh-start accounting, Bristow’s assets and liabilities were generally recorded at their fair values as of the fresh-start reporting date, October 31, 2019.

References to “Successor” or “Successor Company” relate to the financial position and results of operations of Bristow subsequent to the effective date of the Plan of Reorganization, October 31, 2019. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of Bristow prior to, and including, October 31, 2019.

Bristow Group, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended March 31, 2020

	Bristow Group Inc.	Reorganization Adjustments		Fresh Start and Other Adjustments		Pro Forma Predecessor Adjustments	Pro Forma Bristow Group Inc. as Presented

Gross Revenue:
Operating revenue from non-affiliates	$1,136,707	$-		$(1,281	)(g)	$(1,281)	$1,135,426
Operating revenue from affiliates	53,937	-		(1,662	)(k)	(1,662)	52,275
Reimbursable revenue from non-affiliates	52,342	-		-		-	52,342
	1,242,986	-		(2,943)		(2,943)	1,240,043

Operating expense:
Direct cost	944,957	(6,440	)(a)	5,773	(h)	(667)	944,290
Reimbursable expense	50,706	-		-		-	50,706
Prepetition restructuring charges	13,476	(13,476	)(b)	-		(13,476)	-
Depreciation and amortization	99,102	-		(30,713	)(i)	(30,713)	68,389
General and administrative	159,968	1,601	(c)	-		1,601	161,569
	1,268,209	(18,315)		(24,940)		(43,255)	1,224,954

Loss on impairment	(71,692)	-		-		-	(71,692)
Loss on disposal of assets	(4,219)	-		-		-	(4,219)
Earnings (losses) from unconsolidated affiliates, net of losses	13,851	-		-		-	13,851
Operating loss	(87,283)	18,315		21,997		40,312	(46,971)

Interest expense, net	(150,138)	32,602	(d)	(8,027	)(j)	24,575	(125,563)
Reorganization Items	(625,205)	(60,912	)(e)	686,117	(e)	625,205	(0)
Gain (loss) on sale of subsidiaries	(55,883)	-		-		-	(55,883)
Fair value of embedded derivative	184,140	-		-		-	184,140
Other income (expense), net	(13,457)	-		-		-	(13,457)
Income (Loss) before benefit (provision) for income taxes	(747,826)	(9,995)		700,087		690,092	(57,734)

Benefit (provision) for income taxes	50,696	2,099	(f)	(147,019	)(f)	(144,920)	(94,224)
Net gain/(loss)	$(697,130)	$(7,896)		$553,068		$545,172	$(151,958)

Net (income) loss attributable to noncontrolling interests	(56)	-		-		-	(56)
Net income (loss) attributable to Bristow Group	$(697,186)	$(7,896)		$553,068		$545,172	$(152,014)

Earnings per common share:
Basic:	$(64.35)						$(15.82)
Diluted:	$(64.35)						$(16.38)

Basic Shares Outstanding	11,236						11,236
Diluted Shares Outstanding	11,236						20,528

(a)
As part of the Chapter 11 proceedings, Bristow rejected certain aircraft leases and modified certain aircraft lease contracts. The following table summarizes the adjusted lease expense for the pro forma twelve months ended March 31, 2020:

Pro Forma Twelve-months ended March 31, 2020
Modified lease contracts	$(5,554)
Rejected lease contracts	(886)
Pro forma decrease in lease payments	$(6,440)

(b)
To reflect the elimination of expenses incurred in connection with Bristow’s preparation to file bankruptcy totaling $13.5 million for the pro forma twelve months ended March 31, 2020.  Because these items are directly attributable to Bristow’s filing for bankruptcy, are included in the historical results and are not expected to have a continuing impact on Bristow’s results they have been eliminated from the pro forma statement of operations.

(c)
(i) Bristow’s Board of Directors and employees of the Predecessor and Successor Companies were and are compensated through stock awards. The pro forma adjustment reflects an incremental compensation expense in the amount of $3.8 million related to restricted stock units and stock options issued by the Successor Company in October 2019 pursuant to the new Management Incentive Plan established in the Company’s Plan of Reorganization. The Plan of Reorganization allowed for the Successor Company Board of Directors to set the specific terms of such awards.  Compensation expense is recognized assuming the stock awards were granted on April 1, 2019, adjusted for actual compensation expense included in Bristow’s historical expense related to the former Management Incentive Plan.  The amount includes $5.7 million of compensation expense, less $1.9 million historical expense recorded.  Refer to “Note 14 - Employee Benefit Plans” in the notes to Bristow’s March 31, 2020 Consolidated Financial Statements for a summary of the awards and assumptions related to the plan.

(ii) As part of the Chapter 11 proceedings, Bristow rejected certain lease contracts and entered into new lease contracts including a new lease for the corporate headquarters.  The change resulted in a $1.7 million reduction to lease expense recorded for the pro forma twelve month period ended March 31, 2020.

(iii) To reflect a reduction to Directors and Officers (D&O) liability insurance expense for the pro forma twelve months ended March 31, 2020 in the amount of $0.5 million. Due to the Chapter 11 proceedings and pursuant to the Plan of Reorganization, Bristow’s insurance policy for the Predecessor Company was cancelled and replaced with the Successor Company’s policy.

The adjustment reflect a total increase to general and administrative expenses of $1.6 million for the pro forma twelve months ended March 31, 2020.

(d)
To reflect the elimination of actual historical interest expense and amortization of deferred financing fees recorded in accordance with the terms of Bristow’s pre-petition debt that was either extinguished or reinstated upon emergence from bankruptcy pursuant to the Plan of Reorganization in the amount of $28.1 million.  The adjustment also includes a decrease to net interest expense of $4.5 million related to interest recorded on the court approved debtor in possession (DIP) financing Bristow obtained while in bankruptcy.  Please see “Note 9 - Debt” in the notes to Bristow’s March 31, 2020 Consolidated Financial Statements for the complete terms of its debt agreements.  The adjustment reflects a total decrease to interest expense of $32.6 million for the pro forma twelve months ended March 31, 2020.

(e)
In connection with Bristow’s Chapter 11 proceedings and emergence from bankruptcy, Bristow incurred certain expenses and recorded certain gains and losses as Reorganization items. Because these items are directly attributable to Bristow’s emergence from bankruptcy, are included in the historical results and are not expected to have a continuing impact on the Combined Company’s results, they have been eliminated from the pro forma statement of operations. Reorganization items for the pro forma twelve months ended March 31, 2020 are summarized as follows:

Pro Forma Twelve-months ended March 31, 2020
Gain on settlement of liabilities subject to compromise	$265,591
Fresh-start accounting adjustments	(686,116)
Reorganization professional fees and other	(204,680)
Pro forma decrease in Reorganization expense, net	$(625,205)

(f)	To reflect the tax effect of the pro forma adjustments by applying the statutory rate as if the pro forma transactions had occurred as of April 1, 2019.

Fresh-start Accounting and Other Adjustments:

(g)
To reflect the fresh start accounting adjustment for the write off of certain contracts recorded as deferred revenue in which Bristow was no longer obligated to provide services. The pro forma adjustment reduces revenue for the pro forma twelve month period by $1.3 million.

(h)
To reflect an overall increase to Direct cost resulting from the application of fresh start accounting of $5.8 million. Direct costs increased due to amortization expense of $11.2 million related to an intangible asset recognized for Bristow’s contracts in which maintenance is covered by the manufacturer in exchange for a fee per flight hour. The increase was offset by a decrease of $5.5 million due to the re-valuation and write off of certain contract costs with the application of fresh start accounting.

(i)
To reflect a net decrease of $30.7 million to depreciation and amortization expense due to the application of fresh start accounting.  The revised fair values of Bristow’s aircraft and equipment resulted in a decrease to depreciation expense of $35.3 million for the pro forma twelve month period ended December 31, 2019.  This decrease was offset by an increase in amortization expense related to a customer relationship intangible asset recognized upon emergence from bankruptcy of $4.6 million.

(j)
Upon emergence from bankruptcy Bristow’s reinstated debt agreements were fair valued with the application of fresh start accounting.  The pro forma adjustment reflects the amortization of the discount recognized when recording the debt at fair value.  The amortization of this discount utilizing the effective interest method resulted in an increase to interest expense of $8.0 million for the pro forma twelve months ended March 31, 2020.

(k)	To reflect the fresh start accounting adjustment for the write off of certain contracts with affiliates. The pro forma adjustment reduces revenue for the pro forma twelve month period by $1.7 million.